POREX TECHNOLOGIES CORP. 1998 STOCK OPTION PLAN


                  1. Purpose. The purposes of the Porex Technologies Corp. 1998 Stock Option Plan (the "Plan") are to attract, retain and motivate Key Employees and Key Consultants (each as defined below) of Porex Technologies Corp, a Delaware corporation, or any successor thereto ("Porex"), and its Affiliates (as defined below) and to provide to such persons incentives and rewards for superior performance.

                  2. Definitions. As used in the Plan the following terms have the following meanings:

                  (a) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

                  (b) "Award" means an Option.

                  (c) "Board" means the Board of Directors of Synetic.

                  (d) "Cause" means a termination of the Optionee's employment or status as a consultant with Porex or any of its Affiliates (a) for "cause" as defined in an employment agreement, consulting agreement or option agreement applicable to the Optionee, or (b) in the case of a Optionee who does not have an employment agreement, consulting agreement or option agreement that defines "cause", because of any of the following, each as communicated to the Optionee by notice from such Optionee's Employer setting forth in reasonable detail the nature of such Cause:

                           1. A failure of the Participant to perform his employment-related duties in any material respect (other than any such failure resulting from a Permanent Disability of the Participant);

                           2. Any willful misconduct by the Participant relating, directly or indirectly, to Synetic, such Participant's Employer or any of their respective Affiliates, or any breach by the Participant of any material policy of Synetic, such Employer or any of their respective Affiliates, as reasonably determined by the Committee;

                           3. Any breach by the Participant of any of the restrictive covenants set forth in the applicable Agreement or any substantially similar provisions in any agreements with Synetic, such Participant's Employer or any of their respective Affiliates, as reasonably determined by the Committee; or

                           4. Any willful violation by the Participant of any federal or state law or regulation applicable to the business of Synetic, such Participant's Employer or any of


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         their respective Affiliates, or the Participant's commission of a common law fraud or conviction of a felony or crime involving moral turpitude.

                  (e) "Code" means the Internal Revenue Code of 1986, as amended.

                  (f) "Committee" means a committee of the Board comprised of at least two directors selected by the Board to administer the Plan.

                  (g) "Common Share" means a share of common stock, $.01 par value, of Synetic.

                  (h) "Date of Grant" means the date on which an Option is granted, as determined by the Committee and as set forth in the applicable Agreement.

                  (i) "Designated Officer" means any individual who is both an officer and director of Synetic that the Board or the Committee may designate pursuant to Section 3 to act on their behalf with respect to the Plan.

                  (j) "Employer" means Porex or any of its Affiliates, as applicable.

                  (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  (l) "Fair Market Value" of a Common Share on a given date means the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on the NASDAQ/National Market System or such national exchange, if any, as may be designated by the Committee.

                  (m) "Key Consultant" means an individual (other than a Key Employee) who is a consultant, agent, or other person engaged by an Employer to render services to, or on behalf of such Employer.

                  (n) "Key Employee" means a person employed by an Employer on a full-time basis (including officers) or, with the consent of the Committee, on a part-time basis, who is compensated for such employment by a regular salary.

                  (o) "Option Price" means the purchase price per Common Share payable on exercise of an Option, as determined by the Committee (subject to the terms of the Plan) and as set forth in the applicable Agreement.

                  (p) "Option" means the right to purchase a Common Share upon exercise of a nonqualified stock option granted pursuant to the Plan.


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                  (q) "Participant" means a person to whom an Award has been made by the Committee in its sole discretion and who is at the time of such Award a Key Employee or Key Consultant of an Employer.

                  (r) A Participant shall be deemed to be "Permanently Disabled" if (i) such Participant shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period, or (ii) a duly licensed physician selected by Synetic or such Participant's Employer with the reasonable approval of the Participant determines that the Participant is mentally or physically disabled so as to be unable to perform regularly the duties of his position and such condition is expected to be of a permanent duration.

                  (s) "Rule 16b-3" means Rule 16b-3 under the Exchange Act.

                  (t) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  (u) "Synetic" means Synetic, Inc., a Delaware corporation.

                  (v) "Vested Options" means, as of any date, Options which by their terms are exercisable on such date.

                  3. Administration. (a) The Plan shall be administered by the Board or, if the Board so determines, by a Committee appointed by the Board from among its members. The Board or the Committee may designate one or more Designated Officers, each of whom shall be authorized and empowered to exercise such functions and make such determinations with respect to the Plan and the administration thereof as the Board or the Committee shall specify in the resolution designating such officer. Any provision of the Plan to the contrary notwithstanding, (i) in the event of any inconsistency between any action taken by a Designated Officer and any action taken by the Committee concerning the Plan or any Options hereunder, the action taken by the Committee shall govern,
(ii) in the event of any inconsistency between any action taken by a Designated Officer or the Committee and any action taken by the Board concerning the Plan or any Options hereunder, the action taken by the Board shall govern and (iii) no Designated Officer may take any action except to the extent authorized to do so by a resolution of the Board or the Committee.

                           (b) Determination of Option Terms.  Subject to the
provisions of Sections 4, 5 and 6, the Board, the Committee or any Designated Officer shall have authority to determine the vesting and exercise schedule with respect to Options, the persons to whom Options shall be granted, the number of Shares to be covered by each Option, the time or times at which Options shall be granted and the terms and provisions of the Options, and to make all other determinations necessary or advisable for the administration of the Plan.


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                           (c) Interpretation and Construction.  The Board, the
Committee or the Designated Officer(s), as applicable, shall have the authority to interpret and construe the provisions of the Plan or of any Option Agreement and, subject to Section 3(a), such interpretation and construction by the Board, the Committee or any Designated Officer shall be final and conclusive.

                  4. Eligible Persons. The Committee may grant Options from time to time only to Key Employees or Key Consultants; provided, however, that no Option shall be granted to any individual who, at the time such Option is granted, is a director or an officer of Synetic (as defined in Rule 16a-1 promulgated under the Exchange Act).

                  5. Shares Available Under Plan. The maximum number of Common Shares which may be issued upon the exercise of Options granted under the Plan is 450,000 Common Shares, subject to adjustment as provided in Paragraph 10. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any Common Shares which are subject to Options which expire or which have been surrendered without being exercised in full shall again be available for issuance under the Plan.

                  6. Agreement. The terms and conditions of each Option shall be embodied in a written agreement (the "Agreement") in a form approved by the Committee which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference. Options granted under the Plan shall comply with the following terms and conditions:

                   (i) Each Agreement shall specify the number of Common Shares for which Options have been granted.

                  (ii) Each Agreement shall specify the Option Price, which, shall not be less than the Fair Market Value per Common Share on the Date of Grant.

                  (iii) Each Agreement shall specify that the Option Price shall be payable in cash or by certified or official bank check. If determined by the Committee in its sole discretion and specified in the applicable Agreement, the Option Price shall also be payable (a) by the transfer to Synetic of Common Shares owned by the Participant for a period of at least six months having an aggregate Fair Market Value per Common Share at the date of exercise equal to the aggregate Option Price, (b) by a cashless exercise procedure through a broker or (c) by a combination of the foregoing methods of payment.

                  (iv) Each Agreement shall specify the applicable vesting schedule and the effective term of the Option. Unless otherwise determined and specified in the Option Agreement, Options shall become exercisable during the first five years in which the Option is outstanding at the rate of 20% per year.


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                  (v) Options granted under the Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code.

                  (vi) No Option shall be exercisable more than ten years from the Date of Grant.

                  (vii) Each Option granted under the Plan shall be subject to such additional terms and conditions, not inconsistent with the Plan, which are prescribed by the Committee and set forth in the applicable Agreement.

                  (viii) As soon as practicable following the exercise of any Options, a certificate evidencing the number of Common Shares issued in connection with such exercise shall be issued in the name of the Participant or, if applicable, in the name of the heirs of the Participant .

                  7. Accelerated Vesting. An Option shall be exercisable at the times specified in the applicable Agreement. The Committee may also determine at the time of grant or thereafter that an Option shall become exercisable in full or in part, whether or not it is then exercisable, upon such circumstances or events as such Committee, in its sole discretion, merits special consideration.

                  8.       Termination of Employment.

                  (a) Unless the Committee otherwise determines at the time of grant or thereafter, in the event that a Participant's employment or status as a consultant with Synetic and its Affiliates terminates for any reason (other than a termination by Synetic or any of its Affiliates for Cause), the Participant (or the Participant's estate) shall be entitled to exercise the Participant's Options which have become Vested Options as of the date of termination for a period of 30 days (one year in the event of Permanent Disability or death) following the date of termination.

                  (b) Unless the Committee otherwise determines at the time of grant or thereafter, in the event that a Participant's employment or status as a consultant with Synetic and its Affiliates terminates for any reason, any Options which have not become Vested Options as of the date of termination shall terminate and be canceled without any consideration being paid therefor.

                  (c) In the event that a Participant's employment or status as a consultant with Synetic and its Affiliates is terminated for Cause (as determined by the Committee in its sole discretion, which determination shall be conclusive), then all of such Participant's Options (whether or not Vested Options) shall terminate and be canceled without any consideration being paid therefor.



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                  (d) In the event that (i) a Participant's employment with
Synetic and its Affiliates terminates for any reason (other than a termination by Synetic and its Affiliates for Cause) and (ii) such Participant is retained as a consultant to Synetic or any of its Affiliates immediately following such termination of employment, then, in the sole discretion of the Committee, such Participant's employment with Synetic and its Affiliates shall be deemed to continue for purposes of this Section 8 (and any restrictive covenants applicable to the Participant, including, without limitation, the restrictive covenants set forth in the applicable Agreement) until the termination of such Participant's status as a consultant or such earlier date as may be determined by the Committee in its sole discretion.

                  9. Transferability. No Option shall be transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Option to a Participant's family members, to one or more trusts established exclusively for the benefit of one or more of such family members or to any other entity that is solely owned by such family members ("Permitted Transferees"). Options shall be exercisable during the Participant's lifetime only by the Participant, by the Participant's guardian or legal representative or by such Permitted Transferees.

                  10. Adjustments. The Committee may make or provide for such adjustments in the maximum number of Common Shares specified in Section 5, in the number of Common Shares covered by outstanding Options granted hereunder, and/or in the Option Price applicable to such Options as the Committee in its sole discretion may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Synetic, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

                  11. Reorganization. In the event that Synetic is merged or consolidated with another corporation, or in the event of a reorganization, separation, or liquidation of Synetic, the Board or the board of directors of any corporation assuming the obligations of Synetic hereunder may either (i) make appropriate provisions for the protection of any outstanding Options by the substitution on an equitable basis of appropriate securities of Synetic, or appropriate securities of the merged, consolidated, or otherwise reorganized corporation, or the appropriate adjustment in the Option Price, or both, or (ii) give written notice to the Participants that their Options must be exercised, to the extent then exercisable, within 60 days of the date of such notice or the Options will terminate.

                  12. Restrictive Covenants. The applicable Agreement may set forth certain restrictive covenants applicable to the Participant, as determined
by the                in its sole discretion.


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                  13. Fractional Shares. Synetic shall not be required to issue any fractional Common Share pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

                  14. Withholding Taxes. Synetic and the applicable Employer shall have the right to require any individual entitled to receive Common Shares pursuant to an Option to remit to Synetic, prior to the delivery of any certificates evidencing such shares, any amount sufficient to satisfy any United States federal, state or local tax withholding requirements. With the consent of the Committee in its sole discretion, prior to Synetic's determination of such withholding liability, such individual may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing Synetic to withhold Common Shares that would otherwise be received by such individual. Such election may be denied by the Committee in its sole discretion, or may be made subject to certain conditions specified by the Committee, including, without limitation, conditions intended to avoid the imposition of liability against the individual under Section 16(b) of the Exchange Act.

                  15. Registration Restrictions, Exchange Rules. An Option shall not be exercisable unless and until (i) a registration statement under the Securities Act has been duly filed and declared effective pertaining to the Common Shares subject to such Option and such Common Shares shall have been qualified under applicable state "blue sky" laws, or (ii) the Committee in its sole discretion determines that such registration and qualification is not required as a result of the availability of an exemption from such registration and qualification under such laws. Any and all grants of Options shall be subject to all applicable rules and regulations of any exchange on which the Common Shares may then be listed.

                  16. Shareholder Rights. A Participant shall have no rights as a shareholder with respect to any Common Shares issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

                  17. Amendments, Etc. (a) The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall previously have been granted, adversely affect the rights of such Participant in such Award; provided further, however that amendments shall be subject to any approvals, whether regulatory, shareholder or otherwise, which are required by law or any applicable securities exchange.

                  (b) The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with Synetic, an Employer or any Affiliate


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thereof, nor will it interfere in any way with any right Synetic, such Employer or such Affiliate would otherwise have to terminate such Participant's employment or other service at any time.

                  18. Set-Off. If at any time an Participant is indebted to Synetic, such Participant's Employer or any Affiliate thereof, Synetic may in the discretion of the Committee (a) withhold from the Participant (i) following the exercise by the Participant of an Option, Shares issuable to the Participant having a Fair Market Value on the date of exercise up to the amount of such indebtedness or (ii) following the sale by an Participant of Shares received pursuant to the exercise of an Option, amounts due to an Participant in connection with the sale of such Shares up to the amount of such indebtedness, or (b) take any substantially similar action. The Committee may establish such rules and procedures as it may deem necessary or advisable in connection with the taking of any action contemplated by this Section 18.

                  19. Deductibility Under Code Section 162(m). Options granted under the Plan to Participants which the Committee reasonably believes may be subject to the deduction limitation of Section 162(m) of the Code may not be exercisable until such time as the Committee has determined in its sole discretion that such exercise or payment would no longer be subject to the deduction limitation of Section 162(m) of the Code.

                  20. Effective Date. The Plan shall be effective as of the date on which the Board approved the Plan (the "Effective Date"). No Awards may be made under the Plan following the tenth anniversary of the Effective Date.

                  21. Governing Law. The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of New Jersey without reference to the choice of law provisions of New Jersey law.